Exhibit 21.1

Subsidiaries of Emeren Group Ltd

As of December 31, 2024, we conduct our business primarily through the following subsidiaries:

●	Emeren New Energy S.à r.l., incorporated in Luxembourg;
●	ReneSola Investment Management Ltd., incorporated in the British Virgin Islands;
●	Emeren US LLC, incorporated in the United States;
●	Emeren Power Canada, incorporated in Canada;
●	Emeren Poland sp. z o.o., incorporated in Poland;
●	Emeren Hungary Kft, incorporated in Hungary;
●	EMEREN France S.A.R.L, incorporated in France;
●	EMEREN NEW ENERGY SPAIN, S.L., incorporated in Spain;
●	Emeren UK LTD, incorporated in the United Kingdom;
●	Emeren New Energy Italy S.r.l., incorporated in Italy;
●	Emeren Germany GmbH, incorporated in Germany;
●	RE PV S.à r.l., incorporated in Luxembourg;
●	Emeren New Energy Austria GmbH, Incorporated in Austria;
●	Emeren (Zhejiang) PV Power Co., Ltd., incorporated in China;
●	Zhejiang Emeren Investment Ltd., incorporated in China; and
●	Emeren Power Shanghai LTD, incorporated in China.